As filed with the Securities and Exchange Commission on April 14, 2016

Registration No. 333-175359

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Mecox Lane Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	5961	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

 Room 302, Qilai Building,

No. 889, Yishan Road

Shanghai 200233

People’s Republic of China

+86 21 3108-1111

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2006 Stock Option Plan

2008 Stock Option Plan

2011 Share Incentive Plan

(Full Title of the Plans)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

+1 (212) 894-8940

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Guisheng Liu

Acting Chief Financial Officer

Room 302, Qilai Building, No. 889 Yishan Road

Shanghai 200233, People’s Republic of China

+86 21 3108-1111

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the registration statement on Form S-8 (File No. 333-195576) (the “Registration Statement”), which was filed with the U.S. Securities and Exchange Commission by Mecox Lane Limited, a company established under the laws of the Cayman Islands (the “Registrant”), and became effective on July 6, 2011. Under the Registration Statement, a total of 101,968,701 ordinary shares of the Registrant, par value $0.0001 per share, were registered for issuance of shares granted or to be granted pursuant to the Registrant’s 2006 Stock Option Plan, 2008 Stock Option Plan and 2011 Share Incentive Plan (correctively, the “Plans”). This Post-Effective Amendment is being filed for the sole purpose of deregistering any unissued shares previously registered under the Registration Statement and issuable under the Plans.

On December 22, 2015, the Registrant, MINAT ASSOCIATED CO., LTD., a business company incorporated under the laws of the British Virgin Islands (“Parent”) and ChinaEquity Alliance Victory Co., Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”) entered into an agreement and plan of merger, which was approved on April 12, 2016 by the shareholders of the Registrant at an extraordinary general meeting of shareholders. The Registrant and Merger Sub subsequently filed a plan of merger with the Registrar of Companies of the Cayman Islands, which became effective as of April 14, 2016 (the “Effective Time”), as a result of which Merger Sub was merged with and into the Registrant, with the Registrant continuing as the surviving company and becoming a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated all the offerings of its securities pursuant to the Registration Statement. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement which remain unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, People’s Republic of China, on April 14, 2016.

Mecox Lane Limited

By:	/s/ Ingrid Ye Wang
	Name:	Ingrid Ye Wang
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated and as of April 14, 2016.

	Signature	Title	Date

	/s/ Fan Zhang	Director	April 14, 2016
Name: Fan Zhang

	/s/ Yang Wang	Director	April 14, 2016
Name: Yang Wang

	/s/ Jiangyong Bu	Director	April 14, 2016
Name: Jiangyong Bu

	/s/ Ingrid Ye Wang	Chief Executive Officer	April 14, 2016
	Name: Ingrid Ye Wang	(principal executive officer)

	/s/ Michael Guisheng Liu	Acting Chief Financial Officer	April 14, 2016
	Name: Michael Guisheng Liu	(principal financial and accounting officer)

	/s/ Donald J. Puglisi	Authorized U.S. Representative	April 14, 2016
Name:	Donald J. Puglisi
Title:	Managing Director
Puglisi & Associates